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                                                                    Exhibit 23.2




                       Consent of Independent Accountants


To the Board of Directors
Cereus Technology Partners, Inc.:


We hereby consent to the incorporation by reference in the registration statement on Form S-8 filed April 19, 2000 of Cereus Technology Partners, Inc. of our report dated April 3, 2000 relating to the consolidated balance sheet of Cereus Technology Partners, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, and stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-KSB of Cereus Technology Partners, Inc.


                                                  /s/ KPMG LLP


                                                  KPMG LLP


Atlanta, Georgia
April 19, 2000